Exhibit 10.23

January 15, 2004

Mr. Jeff Henderson

SPAP Company, LLC

P.O. Box 680

Huntington Beach, CA 92648

Dear Mr. Henderson:

Pursuant to paragraph 7 (b) of the contract between Mirenco, Inc. and SPAP Company LLC, entered into on the 18th day of February, 2002, the Board of Directors of Mirenco, Inc. hereby notify you that this contract will terminate on the 19th Day of February, 2004.

Sincerely,

/s/ Richard A. Musal
Richard A. Musal
Chief Operating Officer

CC: Greg Page
CC: Dwayne Fosseen
CC: Board of Directors

SALES REPRESENTATIVE AGREEMENT

THIS AGREEMENT made as of this 19th day of February, 2002, by and between SPAP COMPANY LLC, OF 4465 Outrigger Circle, Huntington Beach, California, 92649, Orange County, California, a California limited liability company (hereinafter called “SPAP,”) and MIRENCO, Inc of 206 May Street, Radcliffe, Iowa, 50230, USA, and Iowa corporation (hereinafter called “MIRENCO”).

RECITALS

WHEREAS, SPAP is a company engaged in international trade on a worldwide basis with over fourteen years of experience in the international marketplace and has developed a significant presence and expertise in the Asian Pacific, European and other world markets; and

WHEREAS, MIRENCO, Inc is desirous of selling or licensing its product(s) into the Japanese market and world market and plans to enter into discussions with SPAP regarding OEM and AFTERMARKET customers in the Asian Pacific market and methods by which said market can be commercially penetrated by engaging SPAP as a sales representative with respect only to the two companies that will be listed on ATTACHMENT A to this Agreement.

NOW THEREFORE in consideration of the premises and as provided herein, SPAP and MIRENCO agree as follows:

1.	TRADE SECRETS AND CONFIDENTIAL INFORMATION.

(a)	SPAP acknowledges and agrees that during the course of activities pursuant to this Agreement, SPAP may receive and have access to trade secret and other confidential and valuable information that is proprietary or confidential to MIRENCO.

None of SPAP, its employees, officers or agents shall disclose any confidential information or trade secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement, or at any time thereafter, except as required in the course of performance of the obligations of SPAP hereunder. For purposes of this paragraph, information that could reasonable be construed as a trade secret or confidential in nature shall include, but is not necessarily limited to, all information, in any form, which is proprietary or confidential to MIRENCO and pertains either directly or indirectly to its services, products, business, finances, customers, or other aspects of its business or operations and shall specifically include the following types of information:

(i) corporate and business information including contracts, plans, strategies tactics, policies, resolutions and organizational structure;

(ii) any actual or threatened litigation including any negotiations regarding actual or threatened litigation;

(iii) marketing information including price and discount lists or pricing or sales information or strategies or methods;

(iv) customer information including lists of actual or potential customers, marketing prospects or initiative, market research or data;

(v) financial information or projections including cost and performance data, debt arrangements, equity structure, investors, or holdings;

(vi) operational information including the identities of all suppliers and vendors, and all information pertaining to product lines, technical and nontechnical data, techniques, formats, specifications, systems, software, procedures, or development work, processes, and know-how; (vii) intellectual property information including information pertaining to all copyrights, patents, trademarks, service marks, trade secrets, or other intellectual property owned or used by MIRENCO; or

(viii) personnel information including employee lists, resumes, personal data, disciplinary records, or performance evaluations.

(b) The forgoing restrictions shall not apply to any such confidential or proprietary information which:

(i) MIRENCO specifically agrees in writing may be disclosed; or

(ii) becomes part of the public domain other than as a result of a breach by SPAP of its obligations of confidentiality hereunder.

(b)	The foregoing restrictions shall not apply to any such confidential or proprietary information which:

(i) MIRENCO specifically agrees in writing may be disclosed; or

(ii) becomes part of the public domain other than as a result of a breach by SPAP of its obligations of confidentiality hereunder.

2. CONTACT WITH CUSTOMERS. The parties agree and pledge that, except the contacts by SPAP contemplated hereunder, neither they nor any affiliate, agent or consultant shall directly or indirectly make any contact with, or otherwise become involved in any transaction with, the business entities disclosed to them as customers on ATTACHMENT A below, without the mutual agreement of both parties, in writing, and the paying of such appropriate fees or commissions as have been agreed to herein or in any separate agreement.

3.	NATURE OF RELATIONSHIP.

(a) SPAP shall, during the term of this Agreement, be retained as an independent contractor and, as such, shall exercise independent knowledge and judgment concerning the services provided, and shall be afforded complete discretion concerning the manner and method through which the services are provided. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between SPAP and MIRENCO, nor shall this Agreement be construed as creating any type of employment relationship between MIRENCO and SPAP. This Agreement authorizes SPAP to provide only the services described herein, and SPAP is not authorized to bind MIRENCO in any respect nor shall MIRENCO be responsible for any unauthorized debts or obligations of SPAP.

(b) SPAP duties shall be limited to procuring sales or licenses of MIRENCO’s products (as described in paragraphs 4 and 5 below) to the two customers listed in Attachment A and acting as liaison with and serving those customers as required by the customer for MIRENCO’s Satellite-to-Throttle® technology for passenger cars, sport utility vehicles, and light duty trucks under 10,000 pounds in the United States

(c) SPAP shall conduct all of its business in its own name and in such a manner as it deems fit in accordance with good business practice. SPAP shall pay all expenses whatsoever of its office and activities including travel unless travel is undertaken at the specific direction of MIRENCO. All specifically directed travel shall be arranged by MIRENCO and be the sole liability of MIRENCO. In the event the requirement of foreign travel arises solely with respect to negotiations with either customer listed on Attachment A, a consulting fee at the rate of $100 per hour (with a maximum of 8 hours per day) will be invoiced by SPAP to MIRENCO and payable within thirty (30) days of the date of the invoice.

4.	ORIGINAL EQUIPMENT MANUFACTURER (OEM) CUSTOMER (See Attachment A).

(a) For all sales transactions resulting from any activities performed under this Agreement, SPAP shall be paid as a commission or fee the sum of ten (10%) percent of the net invoice MIRENCO, which shall be defined as gross sales price less the cost of shipping, insurance or any taxes levied hereon.

(b) In the event any product licensing or sub-licensing transactions arise from activities generated or performed under this agreement, SPAP shall be paid a fee or commission as follows:

(i) On any disclosure fee(s) paid by the OEM customer identified on Attachment A to MIRENCO for the transfer of technology and or manufacturing data or processes, SPAP shall be paid a sum equal to eight (8%) of the net amount of the disclosure fees(s) received by MIRENCO.

(ii) If MIRENCO shall enter into a licensing agreement whereby it receives continuing royalties from the OEM customer identified on Attachment A, then SPAP shall be paid a sum equal to eight (8%) percent of the net royalty fees received by MIRENCO.

(iii) Subject to section 6 below said commission or royalty fees shall be paid to SPAP on a continuing basis as MIRENCO receives payment from the OEM customer and no later than thirty (30) days after receipt by MIRENCO.

(iv) SPAP duties or responsibilities in connection with the above transactions shall be limited to those activities set forth in section 3 (b) of this Agreement.

(c) MIRENCO shall also furnish to SPAP a statement of gross royalties received on a quarterly basis within thirty (30) days after the end of each calendar quarter. Upon reasonable notice, and during regular business hours, a representative of SPAP may inspect the books and records of MIRENCO with respect to the OEM and AFTERMARKET customer set forth on Attachment A to confirm the amount of commissions and royalties due and paid.

(d) If as a result of activities performed by SPAP under this Agreement, a sale of MIRENCO or substantially all of its assets shall be consummated with the OEM customer set forth on Attachment A, SPAP shall be paid a commission of six (6%) percent of the net sales price (after deduction of all expenses incurred by MIRENCO in connection therewith) as paid by the OEM customer. Said commission shall be paid no later than fifteen days after the closing and receipt by MIRENCO of the total consideration due it pursuant to any such transaction.

5	AFTERMARKET CUSTOMER (see Attachment A).

(a) For all sales transactions resulting from any activities performed under this agreement, SPAP shall be paid as a commission or fee the sum of ten (10%) percent of the net invoice, which shall be defined as gross sales price less the cost of shipping, insurance or any taxes levied hereon.

(b) In the event any product licensing or sub-licensing transactions arise from activities generated or performed under this agreement, SPAP shall be paid a fee or commission as follows:

(i) On any disclosure fee(s) paid by the AFTERMARKET customer identified on Attachment A to MIRENCO for the transfer of technology and or manufacturing data or processes, SPAP shall be paid a sum equal to eight (8%) percent of the net amount of the disclosure fee(s) received by MIRENCO.

(ii) If MIRENCO shall enter into a licensing agreement whereby it receives continuing royalties from the AFTERMARKET customer identified on Attachment A, then SPAP shall be paid a sum equal to eight (8%) percent of the net royalty fees received by MIRENCO.

(iii) Subject to section 6 below, said commission or royalty fees shall be paid to SPAP on a continuing basis as MIRENCO receives payment from the AFTERMARKET customer identified on Attachment A and no later than thirty (30) days after receipt by MIRENCO.

(iv) SPAP duties or responsibilities in connection with the above transactions shall be limited to those activities set forth in section 3 (b) of this Agreement.

(c) MIRENCO shall also furnish to SPAP a statement of gross royalties received on a quarterly basis within thirty (30) days after the end of each calendar quarter. Upon reasonable notice, and during regular business hours, a representative of SPAP may inspect the books and records of MIRENCO with respect to the OEM and AFTERMARKET customer as set forth on Attachment A to confirm the amount of commissions and royalties due and paid.

(d) If as a result of activities performed by SPAP under this Agreement, a sale of MIRENCO or substantially all of its assets shall be consummated with the AFTERMARKET customer set forth on Attachment A, SPAP shall be paid a commission of six (6%) percent of the net sales price (after deduction of all expenses of MIRENCO incurred in connection therewith) as paid by the AFTERMARKET customer. Said commission shall be paid no later than fifteen days after the closing and receipt by MIRENCO of the total consideration due it pursuant to any such transaction.

6. REDUCTION IN COMMISSIONS. The commission percentages set forth in sections 5 (a) and 5(b), (with respect to OEM customer transactions) and 6(a) and 6(b) (with respect to AFTERMARKET customer transactions) herein shall be reduced to one half of the amount currently specified when the aggregate total commissions paid to SPAP in that respective category shall reach $500,000.

When the commissions paid to SPAP with respect to the particular category have reach $500,000, subsequent commissions shall be paid in amounts determined by applying the following percentages to the amounts determined in accordance with Section 4 or 5 as the case may be: (i) 5% for product sales; (ii) 4% for disclosure fees; and (iii) 4% for royalties on licensing or sub licensing agreements.

7.	TERM OF AGREEMENT.

(a) This Agreement and the rights and obligations set forth herein shall be effective and binding for the period of five (5) years from the date of the execution of this Agreement. At the termination of this contract, all compensation to SPAP shall cease provided that any commission payments which would otherwise be due on any continuing royalty agreement executed in the final six months shall continue for a period of six months after termination.

(b) Notwithstanding anything contained herein to the contrary, in the event that on or at any time after that date which is the second anniversary of this Agreement (i.e., 24 months from and after the effective date hereof), there are no ongoing material discussions, phone calls, e-mails or letters (of a substantive nature) with either the OEM customer or the AFTERMARKET customer as set forth on Attachment A hereto, MIRENCO may terminate this Agreement without further liability to SPAP except for the amount, if any, of any royalty payments or commissions then due to it, which royalty payments or commissions well continue to be paid in accordance with Sections 4, 5 and 6 above with respect to sales or licensing activities which were consummated prior to termination.

(c) MIRENCO may terminate this Agreement at any time for cause upon 30 days written notice; provided, however, SPAP shall be offered an opportunity to remedy the breach or failure to perform with the 30 days period. In that event the alleged breach shall be waived and this Agreement shall continue, the rights and obligations contained in Sections 4, 5 and 6 shall continue in full force an effect. In the event, SPAP shall fail to remedy any such breach, all obligations of MIRENCO to SPAP hereunder shall terminate without further liability of MIRENCO to SPAP.

8. BINDING NOTICE. This agreement shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of the respective parties hereto.

9. SEVERABILITY. If any term or provision, covenant or condition is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be impaired or invalidated.

10. INDEMNIFICATION SPAP agrees to indemnify and hold MIRENCO harmless from and against any and all claims, losses, expenses, obligations, and liabilities (including, but not limited to, attorneys’ fees and legal expenses and court costs) which arise from or are related to the performance or non-performance of SPAP’s obligations under this Agreement, or which are incurred by MIRENCO in enforcing its rights under this Agreement.

11. CONTRACTUAL EXPENSES. Should any party default or materially violate the terms of this agreement, then the injured party shall be entitled to reasonable attorney’s fees, as well as other costs and expenses incurred in connection with the enforcement of the provisions of this Agreement.

12. CHOICE OF LAW-WAIVER OF JURY TRIAL -This agreement shall be interpreted in accordance with the substantive law of the state of Iowa. In the event of a dispute, that all parties are unable to amicably resolve, the parties hereto waive their rights to trial by jury and agree that any such matter shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association in the city of Des Moines in the State of Iowa .

SPAP COMPANY LLC

4465 Outrigger Circle

Huntington Beach California

92649 USA

By	/s/ Jeff Henderson
Title	Operations Manager
Date	2-19-2002

MIRENCO Inc

206 May Street

Radcliffe Iowa

50230 USA

By	/s/ Dwayne Fosseen
Title	CEO
Date	2-18-2002

ATTACHMENT A SALES REPRESENTATIVE AGREEMENT

MIRENCO hereby appoints SPAP as exclusive representative for the two customers that will be listed below. SPAP will identify each of said companies by sending a separate e-mail to MIRENCO confirming the addition of such company to this Attachment A. If MIRENCO is not currently doing business with the company that SPAP is asking to be added to ATTACHMENT A, MIRENCO will promptly add the company to ATTACHMENT A.

This will be done with the following procedures:

A. SPAP will nominate a company or companies and their corporate addresses in Japan for inclusion on this Attachment A by an e-mail to MIRNECO and MIRENCO will authorize the addition of the company or companies by sending a return e-mail to SPAP.

B. MIENCO, Inc. will print out the authorizing return e-mail and then sign, initial, date and overnight courier the document back to SPAP at the business address listed above.

These above mentioned e-mails and signed, initialed and dated hard copy of such e-mails will constitute the record of the companies to be added to ATTACHMENT A.

For the purposes of Section 4 and Section 5 of the Agreement, the compensation terms of the customer/manufacturer agreements are listed above. This ATTACHMENT A may be amended and revised only by mutual written agreement of the parties. Additional companies, if any, may be added by SPAP to ATTACHMENT A only with the express written approval of MIRENCO through the procedures above.